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                                                                      EXHIBIT 11
                               DT INDUSTRIES, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)

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

                                                                       Three months ended

                                                               September 26,        September 27,
                                                                    1999                 1998
                                                                As Restated          As Restated
                                                              -----------------    -----------------


Net income (loss)                                             $    (2,137)         $    3,121
                                                              =================    =================
Basic:

   Basic weighted average shares
      outstanding                                                  10,107              10,318
                                                              =================    =================

   Basic net income (loss) per share                          $     (0.21)         $     0.31
                                                              =================    =================


Net income (loss)                                             $    (2,137)         $    3,121
Interest expense on convertible
  preferred securities, net of
  applicable income taxes                                            ---                  771
                                                              -----------------    -----------------

Net income (loss), adjusted                                   $    (2,137)         $    3,892
                                                              =================    =================

Diluted:
   Weighted average shares outstanding                             10,107              10,318
   Add dilutive effect of stock options based on
      treasury stock method using average market price                ---                 166

   Add shares contingently issuable to
      the former owner of Kalish                                      ---                 123

   Assumed conversion of mandatorily
      redeemable convertible preferred securities                     ---               1,806
                                                              -----------------    -----------------
                                                                   10,107              12,413
                                                              =================    =================
Diluted net income (loss) per share                           $     (0.21)         $     0.31
                                                              =================    =================

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NOTE:   For the three months ended September 26, 1999, the convertible preferred securities were antidilutive and have been excluded from the computation of diluted earnings per share.